Exhibit 3(ii)

AMENDMENT TO

ARTICLE II, SECTION 7 OF THE

BY-LAWS

OF

TRIDENT MICROSYSTEMS, INC.

THIS AMENDMENT to that certain TRIDENT MICROSYSTEMS, INC. (the “Company”) By-Laws, effective as of July 9, 2012 (the “Bylaws”), is executed this 9th day of July, 2012.

WHEREAS, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) ordered to amend Article II, Section 7 of the Company’s Bylaws in accordance with the provisions of Section 303 of the General Corporation Law of the State of Delaware.

NOW, THEREFORE, BE IT RESOLVED, that, Article II, Section 7 of the Company’s Bylaws is hereby amended and restated in is entirety as follow:

“Section 7. Quorum. At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof”

All other terms and conditions of the Bylaws remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the foregoing amendment is, by the authority of the Bankruptcy Court, executed as of the day and year first above written.

TRIDENT MICROSYSTEMS, INC.

By:	/s/ David L. Teichmann
	Name:	David L. Teichmann
	Title:	Executive Vice President, General Counsel & Corporate Secretary